EXHIBIT 4

STANDSTILL AGREEMENT

This Agreement is entered into as of July 22, 2022 (this "Agreement" (including the exhibits hereto), by and among Saba Capital Management, L.P. ("Saba"), Delaware Investments National Municipal Income Fund (the "Fund") and Delaware Management Company, a series of Macquarie Investment Management Business Trust (the "Adviser," together with Saba and the Fund, the "Parties" and individually a "Party").

WHEREAS, the Fund is a closed-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act");

WHEREAS, the Adviser serves as the Fund's adviser pursuant to an investment advisory agreement between the Fund and the Adviser; and

WHEREAS, as of the close of business on July 15, 2022, Saba may be deemed to be the beneficial owner (as such term is used in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of, in the aggregate, 3,413,649 common shares of beneficial interest of the Fund ("Common Shares"), which includes Common Shares held by one or more private funds and accounts managed by Saba (the "Saba Private Funds") and one or more public funds registered under the Investment Company Act of 1940 (the "Saba RICs").  For the avoidance of doubt, the Saba RICs are not a party to, are not restricted by and are not governed by, the terms of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

Section 1. Tender Offer by the Fund

1.1 On the basis of the representations, warranties and agreements set forth herein and subject to performance by each party of its respective covenants and other obligations hereunder and the other conditions set forth herein:

(a) The Fund shall commence a tender offer to purchase for cash 50% (the "Maximum Amount") of its outstanding Common Shares (the "Tender Offer"). The Tender Offer shall include the following terms: (i) all shareholders shall have the opportunity to tender some or all of their Common Shares at a price equal to 99% of the Fund's net asset value per share ("NAV") as determined as of the close of the regular trading session of the New York Stock Exchange (the "NYSE") on the next trading day after the expiration date of the Tender Offer or, if the Tender Offer is extended, on the next trading day after the day to which the Tender Offer is extended, (ii) the Fund shall purchase Common Shares tendered and not withdrawn on a prorated basis up to the Maximum Amount if greater than the Maximum Amount of Common Shares are properly tendered and not properly withdrawn and (iii) the consideration to be paid by the Fund for Common Shares purchased under the Tender Offer shall consist solely of cash.  Notwithstanding anything contained in this Agreement to the contrary (1) in no event shall, the Tender Offer expire or close prior to December 12, 2022 nor be held open after December 16, 2022 and (2) the Fund shall pay for any Common Shares tendered in the Tender Offer by December 31, 2022.

(b) The Tender Offer shall not provide for preferential treatment for any shareholders of the Fund.

(c) The Tender Offer shall require odd lot tenders to be subject to the same proration terms as tenders of 100 shares or more.

(d) Although the Fund has committed to conduct the Tender Offer under the circumstances set forth above, the Fund will not commence the Tender Offer or accept tenders of the Fund's Common Shares during any period when (i) such transactions, if consummated, would, upon advice of counsel and determined by the Fund and counsel in good faith: (A) result in the delisting of the Fund's shares from the NYSE American or (B) impair the Fund's status as a regulated investment company under the Internal Revenue Code of 1986, as amended (which would make the Fund a taxable entity, causing the Fund's income to be taxed at the fund level in addition to the taxation of shareholders who receive distributions from the Fund); or (ii) there is any (A) legal or regulatory action or proceeding instituted (B) suspension of or limitation on prices for trading securities generally on the NYSE or other national securities exchange(s), including the Nasdaq Stock Market and the NYSE MKT LLC or (C) declaration of a banking moratorium by federal or state authorities or any suspension of payment by banks in the United States or New York State. In the event of a delay or a determination not to conduct the tender pursuant to this Section 1.1(d), each pursuant to any of clauses (i) or (ii) above, the Fund will provide prompt written notice to Saba of any such determination not to conduct or any such determination to delay the Tender Offer pursuant to this Section 1.1(d), in each case, together with a detailed analysis of the reason for such delay and reasonable support for such determination. In the event of a delay pursuant to either of clauses (i) or (ii) above, the Fund will commence the Tender Offer as soon as practicable and not later than 20 days after the termination of such delaying event.

(e) Other than in connection with regularly scheduled distributions under a dividend reinvestment policy, the Fund shall not issue any Common Shares or any securities exchangeable or convertible into Common Shares prior to the payment of the Tender Offer proceeds.

1.2 Saba agrees to: (i) tender all of the Common Shares then owned by Saba and the Saba Private Funds, including any Affiliates, as that term is defined in Section 2.1, in the Tender Offer; (ii) refrain (and cause its clients to refrain) from purchasing additional shares of the Fund prior to the conclusion of the Tender Offer; and (iii) refrain (and cause its clients to refrain) from purchasing shares of the Fund after the conclusion of the Tender Offer if the result of such purchase would cause Saba and its clients to collectively own in excess of 10% of the Fund's outstanding Common Shares during the Effective Period.

1.3 Saba covenants and agrees that, in connection with the 2022 Annual Meeting of Shareholders of the Fund (the "Annual Meeting"), Saba will withdraw its nine Trustee nominations submitted on May 2, 2022 and not solicit against, contest, or otherwise oppose the Fund's nominations for the Board of Trustees for the Annual Meeting.

Section 2. Additional Agreements

2.1 Saba covenants and agrees that during the period from the date of this Agreement through the date that is the earlier of (a) the day following the Fund's 2024 Annual Meeting of Shareholders; (b) such date that the Fund determines not to conduct the Tender Offer pursuant to Section 1.1(d) (which date shall not include a determination to delay the Tender Offer pursuant to the last sentence of Section 1.1(d) and provided that the Board shall provide, within one (1) calendar day, written notice to Saba of any such determination not to conduct or delay the Tender Offer); and (c) the date that is 60 days prior to the last date that a shareholder proposal pursuant to Rule 14a-8 under the Exchange Act or trustee nomination is permitted to be submitted to the Fund for the Fund's 2025 Annual Meeting of Shareholders (the "Effective Period"), it will not, and will cause its respective principals, directors, general partners, members, officers, employees, agents, affiliates and representatives under Saba's control, and any other persons controlled by or under common control with Saba, Saba Capital Management GP, LLC or Boaz R. Weinstein (such other persons, and excluding the Saba RICs, "Affiliates"), not to, directly or indirectly, alone or in concert with others (including, by directing, requesting or suggesting that any other person take any of the actions set forth below), unless specifically permitted in writing in advance by the Fund and the Adviser, take any of the actions with respect to the Fund or, where indicated below, any other investment company advised by the Adviser as of the date of this Agreement (collectively, the "Delaware Funds") as set forth below:

(a) effect, seek, offer, engage in, propose (whether publicly orotherwise and whether or not subject to conditions) or cause, participate in or act to, or assist any other person to effect, seek, engage in, offer or propose (whether publicly or otherwise) or cause, participate in or act to (other than as specifically contemplated by this Agreement):

(i) any "solicitation" of "proxies" or become a "participant" in any such "solicitation" as such terms are defined in Regulation 14A under the Exchange Act, including any otherwise exempt solicitation pursuant to clause (iv) of Rule 14a1(l)(2) and including any otherwise exempt solicitation pursuant to Rule 14a-2(b), in each case, with respect to securities of the Delaware Funds (including, without limitation, any solicitation of consents to act by written consent or call a special meeting of shareholders);

(ii) knowingly encourage or advise any other person or knowingly assist or act to assist any person in so encouraging or advising any person with respect to the giving or withholding of any proxy, consent or other authority to vote (other than such encouragement or advice that is consistent with the Delaware Funds management's recommendation with respect to the Delaware Funds in connection with such matter or encouragement or advice solely amongst Saba and its Affiliates and the Saba Private Funds);

(b) form, join or in any way participate in any "group" (within the meaning of Section 13(d)(3) of the Exchange Act and Rule 13d-5(b)(1) thereunder) (other than a group that consists solely of members of Saba and its Affiliates and the Saba Private Funds) with respect to the securities of the Delaware Funds;

(c) deposit any securities of the Delaware Funds in any voting trust or subject any securities of the Delaware Funds to any arrangement or agreement with respect to the voting of the securities of the Delaware Funds, including, without limitation, lend any securities of the Delaware Funds to any person or entity for the purpose of allowing such person or entity to vote such securities in connection with any shareholder vote or consent of the Delaware Funds or to sell such securities, other than any such voting trust, arrangement or agreement solely among the members of Saba and its Affiliates and the Saba Private Funds;

(d) seek, alone or in concert with others, election or appointment to, or representation on, the Board of any Delaware Fund, or nominate or propose the nomination of, or recommend the nomination of, any candidate to the Board of any Delaware Fund, or knowingly encourage any such actions specifically with regard to any Delaware Fund;

(e) make any proposal for consideration by shareholders at any annual or special meeting of shareholders of the Delaware Funds (pursuant to Rule 14a-8 under the Exchange Act or otherwise), or take any action (other than in accordance with this Section 2.1 and Section 2.2) with respect to any shareholder proposal or written consent submitted prior to the date of this Agreement or during the Effective Period;

(f) make a request for a shareholder list or other books and records of the Delaware Funds under Delaware law or any other statutory or regulatory provision;

(g) seek to control or influence the Adviser, the Board of any Delaware Fund or policies of the Delaware Funds;

(h) institute, solicit, knowingly assist or join any litigation, arbitration or other proceeding against or involving the Delaware Funds or any of the current or former trustees or officers (including derivative actions) of the Delaware Funds; provided, however, that for the avoidance of doubt the foregoing shall not prevent Saba, Saba Private Funds or their respective Affiliates from (A) bringing litigation to enforce the provisions of this Agreement, (B) making counterclaims with respect to any proceeding initiated by, or on behalf of, the Fund against Saba, the Saba Private Funds or their respective Affiliates, (C) bringing litigation to enforce its rights with respect to claims that arise out of acts or omissions that occur after the date of the Agreement, or (D) responding to or complying with a validly issued legal process;

(i) make any public statement or public proposal with respect to (i) any change in the number or term of trustees or the filling of any vacancies on the Board of any Delaware Fund, (ii) any change in the capitalization, share purchase program, dividend policy or distribution policy of the Delaware Funds, (iii) any other material change in the Fund's management, business or corporate structure with respect to the Delaware Funds, or (iv) any waiver, amendment or modification to the Declaration of Trust or Bylaws of the Delaware Funds;

(j) enter into any discussions, negotiations, arrangements or understandings with any person with respect to any of the foregoing, or advise, knowingly assist or knowingly encourage others to take any action with respect to any of the foregoing; or

(k) publicly request (x) that the Delaware Funds, the Board of any Delaware Fund or any of their respective representatives amend or waive any provision of this Section 2.1 (including this sentence) or (y) the Board of any Delaware Fund to specifically invite Saba or any of its Affiliates to take any of the actions prohibited by this Section 2.1.

Nothing in this Section 2.1 shall be deemed to prohibit Saba and its Affiliates from communicating privately with the trustees, officers, and advisors of any Delaware Fund (including the Adviser) so long as such private communications would not be reasonably determined to trigger public disclosure obligations for any Party.  For the avoidance of doubt, nothing in this Agreement shall prevent the Saba RICs from voting proportionately (i.e., "mirror voting") during the Effective Period.

2.2 Saba covenants and agrees that during the Effective Period, it will, and will cause its Affiliates (with the exception of the Saba RICs) to:

(a) appear by proxy or otherwise at any annual or special meeting of shareholders of the Fund concerning the election of trustees to the Board of the Fund and cause all shares it beneficially owns as of the record date for such meeting to be counted as present thereat for purposes of a quorum; and

(b) except for any action that would be in contravention of this Agreement, vote or cause to be voted at any annual or special meeting of shareholders of the Fund all of the shares it beneficially owns as of the record date for such meeting (i) in favor of election of the Fund's Board's nominees and (ii) against any proposal made in opposition to, or in competition or inconsistent with, the recommendation of the Fund's Board regarding the election of the Fund's Board's nominees or a shareholder proposal submitted to the Fund pursuant to Rule 14a-8 of the Exchange Act or otherwise. For the avoidance of doubt, if Saba lends any Common Shares to any third party, Saba shall recall any such stock loan in advance of the record date for any vote of or consent by the shareholders of the Fund so that Saba shall have full voting rights with respect to all such loaned shares (except for the Saba RICs).

2.3 [Reserved.]

2.4 Upon the written request of the Fund, which shall be no more frequently than once each fiscal year of the Fund, Saba will notify the Fund in writing of the number of Common Shares beneficially owned by it and its Affiliates.

2.5 Saba represents and warrants as follows:

(a) It has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby.

(b) This Agreement has been duly and validly authorized, executed and delivered by it and is enforceable against Saba in accordance with its terms.

(c) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not contravene any provision of law applicable to it.

(d) Saba beneficially owns, directly or indirectly, and has the power to vote all the Common Shares as described in the recitals to this Agreement (except for shares of the Saba RICs, which shall be voted pursuant to their respective proxy voting policies), and its ownership of Common Shares has at all times complied with applicable provisions of the 1940 Act.

(e) As of the date hereof, neither Saba nor any of its Affiliates is a party to any derivative securities, including without limitation any swap or hedging transactions or other derivative agreement, or any securities lending or short sale arrangements, of any nature with respect to the Common Shares.

2.6 The Fund and the Adviser each represent and warrant as follows:

(a) It has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby.

(b) This Agreement has been duly and validly authorized, executed and delivered by it and is enforceable against it in accordance with its terms.

(c) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not contravene any provision of law applicable to it.

Section 3. Public Announcement

3.1 No later than one business day following the date of this Agreement, the Fund shall issue one press release substantially in the form attached as Exhibit A (the "Fund Press Release"), Saba shall issue one press release substantially in the form attached as Exhibit B (the "Saba Press Release" and, together with the Fund Press Release, the "Press Releases"), and no party shall make any public statement inconsistent with the Press Releases during the Effective Period in connection with the announcement of this Agreement. No party shall issue additional press releases in connection with this Agreement or the actions contemplated hereby without the prior written consent of the other party except as provided below. Nothing in this Agreement shall prevent (a) any Party from taking any action required by any governmental or regulatory authority (except to the extent such requirement arose by discretionary acts by any Party), including without limitation any statements, filings, notices or announcements made in the context of an issuer tender offer conducted under Section 13(e)(1) of, or pursuant to Schedule TO under, the Exchange Act, (b) any Party from making any factual statement that is required in any compelled testimony or production of information, either by legal process, by subpoena or as part of a response to a request for information from any governmental authority with jurisdiction over such Party or as otherwise legally required and (c) subject to Section 5.1 of this Agreement, any Party from communicating privately with their respective investors, prospective investors and governance boards regarding the terms of this Agreement.

3.2 Saba shall promptly prepare and file an amendment to its applicable Schedule 13D filed with the U.S. Securities and Exchange Commission ("SEC") for the Fund reporting the entry into this Agreement (which will not contain any statement inconsistent with the Press Releases and the Item 4 disclosure set forth therein will be in a form materially consistent with the draft previously provided to the Fund). Saba shall also file a copy of this Agreement or a summary thereof as an exhibit to the Schedule 13D amendment.

3.3 Notwithstanding anything in this Agreement to the contrary, (a) the Parties acknowledge and agree that the Fund may not effect a merger, reorganization with another registered investment company for which Delaware Management Company, a series of Macquarie Investment Management Business Trust serves as investment adviser (whether or not the Fund is the surviving company) nor issue additional shares at any time before the payment of the Tender Offer proceeds and (b) Saba shall not be required to appear or cause any of its shares to be counted as present thereof for purpose of quorum at any meeting of shareholders of the Fund at which a merger or acquisition of the Fund by or with another closed-end fund is being voted on (or any other vote for which the result will be a dilution of Saba's voting interest) (except with respect to a proposal for the Fund to convert or merge into an open-end fund, or to liquidate, in which case Saba shall appear or cause all of its shares to be counted as present for purposes of quorum).

Section 4. Termination

4.1 Notwithstanding anything herein to the contrary, if the Fund fails to complete the Tender Offer and distribute the proceeds in cash to the participating shareholders before December 31, 2022 as set forth herein, this Agreement shall no longer be binding on Saba, the Saba Private Funds and their respective Affiliates and Saba, the Saba Private Funds and their respective Affiliates reserve all rights to seek appropriate relief.

4.2 Otherwise, this Agreement shall remain in full force and effect until the earlier of:

(a) the end of the Effective Period;

(b) such other date as may be established by mutual written agreement of the Fund, the Adviser and Saba; and

(c) upon ten (10) business days' prior written notice by Saba or one of its Affiliates following any such material breach of this Agreement by the Fund if such breach has not been cured within such notice period, provided that Saba is not in material breach of this Agreement at the time such notice is given.

4.3 Section 6 will survive the termination of this Agreement. No termination pursuant to Section 4.1 relieves any Party from liability for any breach of this Agreement prior to such termination.

Section 5. No Disparagement

5.1 The Fund, the Adviser and Saba shall each refrain from making, and shall cause their respective affiliates and its and their respective principals, directors, members, general partners, officers, agents, advisors, and employees not to make or cause to be made any statement or announcement, including in any document or report filed with or furnished to the SEC or through the press, media, analysts or other persons, that constitutes an ad hominem attack on, or otherwise, whether true or false, disparages, defames, slanders, impugns or is reasonably likely to damage the reputation of, (a) in the case of such statements or announcements by Saba: any Delaware Fund or any of its affiliates, subsidiaries or advisors (including the Adviser and any subadvisor of an Delaware Fund), or any of its or their respective current or former officers, trustees or employees (including, without limitation, any statements or announcements regarding the Delaware Fund's strategy, operations, performance, products or services), and (b) in the case of statements or announcements by the Fund or the Adviser: Saba its Affiliates, subsidiaries or advisors, or any of its or their respective principals, directors, members, general partners, officers, or employees or any person who has served in any such capacity with respect to Saba and Saba's advisors.

Section 6. Miscellaneous

6.1 Specific Performance. Each Party hereto hereby acknowledges and agrees that irreparable harm will occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties will be entitled to seek specific performance hereunder, including, without limitation, an injunction or injunctions to prevent and enjoin breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any state or federal court in the State of New York, in addition to any other remedy to which they may be entitled at law or in equity. Any requirements for the securing or posting of any bond with respect to any such remedy are hereby waived. All rights and remedies under this Agreement are cumulative, not exclusive, and will be in addition to all rights and remedies available to any Party at law or in equity.

6.2 Jurisdiction; Venue; Waiver of Jury Trial. The Parties hereto hereby irrevocably and unconditionally consent to and submit to the jurisdiction of the state or federal courts in the State of New York for any actions, suits or proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. The Parties irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement, or the transactions contemplated hereby, in the state or federal courts in the State of New York, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each of the Parties waives all right to trial by jury in any action, proceeding or counterclaim (whether based upon contract, tort or otherwise) in any way arising out of or relating to this Agreement.

6.3 Entire Agreement. This Agreement contains the entire understanding of the Parties with respect to the subject matter hereof and may be amended only by an agreement in writing executed by the Parties hereto. This Agreement supersedes all previous negotiations, representations and discussions by the Parties hereto concerning the subject matter hereof, and integrates the whole of all of their agreements and understanding concerning same. No prior oral representations or undertakings concerning the subject matter hereof will operate to amend, supersede, or replace any of the terms or conditions set forth in this Agreement, nor will they be relied upon.

6.4 Section Headings. Descriptive headings are for convenience only and will not control or affect the meaning or construction of any provision of this Agreement.

6.5 Notice. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto will be validly given, made or served, if in writing and sent by email, with a copy by personal delivery, certified mail, return receipt requested, or by overnight courier service to:

If to the Fund, to:

Delaware Investments National Municipal Income Fund

610 Market Street

Philadelphia, PA 19106-2354

Attention: David F. Connor

Senior Vice President, General Counsel, and Secretary

Email: David.Connor@macquarie.com

with a copy to (which copy shall not constitute notice):

Stradley Ronon Stevens & Young, LLP

2005 Market Street, Suite 2600

Philadelphia, PA 19103-7018

Attention: Bruce G. Leto

Email: BLeto@stradley.com

If to Saba, to:

Saba Capital Management, L.P.

405 Lexington Avenue, 58th Floor

New York, NY 10174

Attention: Michael D'Angelo

Email: Michael. D'Angelo@sabacapital.com

6.6 Severability. Any provision of this Agreement that is invalid or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining provisions of this Agreement or affecting the validity or enforceability of any provisions of this Agreement in any other jurisdiction. In addition, the Parties agree to use their reasonable commercial efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any such term, provision, covenant or restriction that is held invalid, void or unenforceable by a court of competent jurisdiction.

6.7 Expenses. All attorneys' fees, costs and expenses incurred in connection with this Agreement and all matters related hereto will be paid by the party incurring such fees, costs or expenses.

6.8 Governing Law. This Agreement will be governed by and construed and enforced in accordance with the laws of the State of New York, without regard to the conflict of law principles thereof.

6.9 Binding Effect; No Assignment. This Agreement will be binding upon and inure to the benefit of and be enforceable by the successors and assigns of the Parties hereto. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the Parties hereto and those categories of persons specifically enumerated herein, or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement. No Party to this Agreement may, directly or indirectly, assign its rights or delegate its obligations hereunder (whether voluntarily, involuntarily, or by operation of law) without the prior written consent of the other Party. Any such attempted assignment will be null and void.

6.10 Amendments; Waivers. No provision of this Agreement may be amended other than by an instrument in writing signed by the Parties hereto, and no provision hereof may be waived other than by an instrument in writing signed by the Party against whom enforcement is sought.

6.11 Receipt of Adequate Information; No Reliance; Representation by Counsel. Each party acknowledges that it has received adequate information to enter into this Agreement, that is has not relied on any promise, representation or warranty, express or implied not contained in this Agreement and that it has been represented by counsel in connection with this Agreement. Accordingly, any rule of law or any legal decision that would provide any party with a defense to the enforcement of the terms of this Agreement against such party by reason of the foregoing shall have no application and is expressly waived. The provisions of the Agreement shall be interpreted in a reasonable manner to effect the intent of the parties.

6.12 Counterparts; Electronic Execution. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Delivery of an executed signature page of this Agreement by email or other electronic means shall be effective as delivery of a manually executed counterparty hereof.

[Signature Pages Follow]

In Witness Whereof, the Parties hereto have executed this Agreement as of the date first above written.

Delaware Investments National Municipal Income Fund

Name: David F. Connor Title: Senior Vice President/General Counsel

Delaware Management Company, a series of Macquarie Investment Management Business Trust

Name: David F. Connor Title: Senior Vice President/General Counsel

Saba Capital Management, L.P.

Name: Michael D'Angelo Title: General Counsel

Exhibit A

Press Release

PHILADELPHIA, July [  ], 2022

For immediate release

Delaware Investments National Municipal Income Fund announces self-tender offer for up to fifty percent of its shares

Today, Delaware Investments National Municipal Income Fund (the "Fund"), a NYSE American listed closed-end fund trading under the symbol "VFL," announced that its Board of Trustees has authorized an issuer tender offer to purchase for cash up to 10,478,347 of its common shares, representing fifty percent of its issued and outstanding common shares, with a par value of $0.01 per share. The tender offer will commence on November 14, 2022 and purchases will be made at a price per share equal to 99% of the Fund's net asset value per share as of the close of trading on the first business day after the expiration of the offer. If more shares are tendered than the amount the Board has authorized to purchase, the Fund will purchase a number of shares equal to the offer amount on a pro-rated basis.

The commencement of the tender offer is pursuant to an agreement between the Fund and Saba Capital Management, L.P. ("Saba") and certain associated parties. Pursuant to the agreement, Saba has agreed to be bound by certain standstill covenants. The Fund has been advised that Saba will file copies of the relevant standstill agreement with the U.S. Securities and Exchange Commission ("SEC") as exhibits to its Schedule 13D.

The Fund's common shares have recently traded at a discount to their net asset value per share. During the pendency of the tender offer, the current net asset value per share will be available on the Fund's website at delawarefunds.com/closed-end.

The Fund's investment objective is to provide current income exempt from regular federal income tax consistent with the preservation of capital. In addition, the Fund has the ability to use leveraging techniques in an attempt to obtain a higher return for the Fund. Currently, the Fund has outstanding a series of variable-rate preferred shares as leverage. There is no assurance that the Fund will achieve its investment objectives.

Shareholders are advised to read the offer to purchase when it is available, as it contains important information.

The offer to purchase and other documents filed by the Fund with the SEC, including the Fund's annual report for the fiscal year ended March 31, 2022, are or will be available without cost at the SEC's website (sec.gov) or by calling the Fund's Information Agent.

About Macquarie Asset Management

Macquarie Asset Management is a global asset manager that aims to deliver positive impact for everyone. Trusted by institutions, pension funds, governments, and individuals to manage more than $US579 billion in assets globally1, we provide access to specialist investment expertise across a range of capabilities including infrastructure, green investments & renewables, real estate, agriculture & natural assets, asset finance, private credit, equities, fixed income and multi asset solutions.

Advisory services are provided by Delaware Management Company, a series of Macquarie Investment Management Business Trust, a registered investment advisor. Macquarie Asset Management is part of Macquarie Group, a diversified financial group providing clients with asset management, finance, banking, advisory and risk and capital solutions across debt, equity, and commodities. Founded in 1969, Macquarie Group employs approximately 18,000 people in 33 markets and is listed on the Australian Securities Exchange. For more information about Delaware Funds by Macquarie®, visit delawarefunds.com or call 800 523-1918.

Other than Macquarie Bank Limited ABN 46 008 583 542 ("Macquarie Bank"), any Macquarie Group entity noted in this material is not an authorised deposit-taking institution for the purposes of the Banking Act 1959 (Commonwealth of Australia). The obligations of these other Macquarie Group entities do not represent deposits or other liabilities of Macquarie Bank. Macquarie Bank does not guarantee or otherwise provide assurance in respect of the obligations of these other Macquarie Group entities. In addition, if this document relates to an investment, (a) the investor is subject to investment risk including possible delays in repayment and loss of income and principal invested and (b) none of Macquarie Bank or any other Macquarie Group entity guarantees any particular rate of return on or the performance of the investment, nor do they guarantee repayment of capital in respect of the investment.

Media contacts

Sarah Stein

212 231-0323

Sarah.stein@macquarie.com

Lee Lubarsky

347 302-3000

Lee.lubarsky@macquarie.com

1 As of March 31, 2022

Exhibit A

SABA CAPITAL REACHES AGREEMENT WITH

DELAWARE INVESTMENTS NATIONAL MUNICIPAL INCOME FUND

Delaware Investments National Municipal Income Fund to Commence Significant Tender Offer

NEW YORK, July [ _ ], 2022 - Saba Capital Management, L.P. and certain associated parties (collectively "Saba" or "we") today announced that it has reached an agreement with Delaware Investments National Municipal Income Fund (NYSE: VFL) (the "Fund").

Under the terms of the agreement, the Fund will commence a significant cash tender offer for up to 50% of the Fund's outstanding shares of common stock at a price per share equal to 99% of the Fund's net asset value ("NAV") per share (the "Tender Offer"). The Fund will repurchase shares tendered and accepted in the Tender Offer in exchange for cash. In exchange for the Tender Offer, Saba agreed to certain customary standstill provisions.

"Saba is pleased to have reached this agreement through constructive engagement with the Fund's board and Delaware Management Company, a series of Macquarie Investment Management Business Trust," said Paul Kazarian, Partner and Portfolio Manager at Saba. "We believe all shareholders will benefit from the Tender Offer contemplated by the agreement as it enables shareholders to tender their shares at a price close to the Fund's net asset value."

About Saba Capital

Saba Capital Management, L.P. is a global alternative asset management firm that seeks to deliver superior risk-adjusted returns for a diverse group of institutional clients. The firm, which is a pioneer of credit relative value and capital structure trading, currently invests across four core strategies: Credit Relative Value, Tail Hedge, SPACs and Closed-End Funds. Founded in 2009 by Boaz Weinstein, Saba is privately held by its partnership and headquartered in New York City. Learn more at www.sabacapital.com.

Contacts

Longacre Square Partners

Greg Marose / Kate Sylvester, 646-386-0091

gmarose@longacresquare.com / ksylvester@longacresquare.com